Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City closes new $500 million revolving credit facility

CLEVELAND, Ohio - November 18, 2015 - Forest City Enterprises, Inc., (NYSE: FCEA and FCEB) today announced that it has closed a new, $500 million unsecured credit facility.  The four-year facility, with two six-month extension options, includes an accordion feature allowing the overall facility to be increased to $750 million. The facility is initially priced at LIBOR plus 160 bps, subject to adjustment based on the company’s leverage ratio.

"As we transition to REIT status, this new credit facility gives us enhanced flexibility to execute our business strategies, including creating a strong, sustaining capital structure," said Bob O’Brien, Forest City chief financial officer. "Supported by an unencumbered asset pool, the facility’s more favorable pricing and covenants reflect our significantly improved balance sheet and debt metrics as a result of our ongoing deleveraging efforts. We're gratified by the confidence and support shown by the lending market, and I want to thank our internal finance team, led by Chris Clayton, in achieving this great outcome."

Bank of America, N.A. will serve as administrative agent, and PNC Bank, National Association as syndication agent. Citibank, KeyBank, National Association and The Bank of New York Mellon, will serve as co-documentation agents. The closing of the facility also included Huntington Bank and US Bank, with the intent to bring in additional banks following the company’s planned conversion to REIT status, effective January 1, 2016. The new facility replaces the company's prior revolving credit facility, which was scheduled to mature in February, 2016, and was priced at LIBOR plus 350 bps.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.3 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.